UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):      December 19, 2006
ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-02199 (Commission File Number)	39-0126090 (I.R.S. Employer Identification No.)

5075 Westheimer Suite 890 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)
Registrant’s telephone number, including area code: (713) 369-0550
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective as of December 19, 2006, David Wilde resigned as President and Chief Operating Officer of Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), but will continue as an employee of the Company. Upon Mr. Wilde’s resignation, the Company’s board of directors appointed Burt A. Adams as its new President and Chief Operating Officer. Mr. Adams joined the Company as the tenth member and Vice Chairman of the Company’s board of directors on December 18, 2006, upon the Company’s acquisition of substantially all the assets of Oil & Gas Rental Services, Inc., where Mr. Adams served as President and Chief Executive Officer from 1996 through 2006.
     It is anticipated that the Company and Mr. Wilde will enter into a marketing and consulting agreement in the near future whereby Mr. Wilde will provide marketing services to the Company, particularly for the Company’s directional drilling segment.
     Mr. Adams is 45 years old. Mr. Adams pursued his undergraduate education from Tulane University graduating in 1983 with a Bachelors of Science degree in Civil Engineering. Upon obtaining his Masters degree in Business Administration at Harvard University, Mr. Adams worked for Hydril Company in Houston, Texas from 1988 to 1996. He has served as President and Chief Executive Officer of Oil & Gas Rental Services, Inc. from 1996 through 2006. He also serves as Chairman of Offshore Energy Center, Ocean Star Museum, located in Galveston, Texas and is on the Executive Committee of National Ocean Industries Association (NOIA). In April 2006, Mr. Adams was appointed a director of ATP Oil & Gas Corporation.
Item 7.01. Regulation FD Disclosure.
     On December 20, 2006, the Company issued a press release announcing the resignation of David Wilde as its President and Chief Operating Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated December 20, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIS-CHALMERS ENERGY INC.
Date: December 21, 2006	By:	/s/ Theodore F. Pound III
		Name:	Theodore F. Pound III
		Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated December 20, 2006.